UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 14A
                                 (Rule 14a-101)
                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           Proxy Statement Pursuant to Section 14(a) of the Securities
                              Exchange Act of 1934

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                          Synergy Financial Group, Inc.
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                (Name of Registrant as Specified in Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Your vote is very important ... please vote the WHITE card today!

By now you should have received Synergy Financial Group, Inc.'s proxy statement and Annual Report on Form 10-K along with a WHITE proxy card. You may have also received material from PL Capital, LLC, a dissident group that is soliciting proxies for its own nominees for election as directors in opposition to Synergy's nominees. The future of your Company is at stake. It is very important that you vote your shares at this year's Annual Meeting. Your Board of Directors and management believe you should vote for Synergy's nominees - Nancy A. Davis, John S. Fiore and W. Phillip Scott - by returning the WHITE proxy card in the enclosed postage-paid envelope without delay. Please do not return PL Capital's green proxy card.

[Photo of Mr. Scott omitted]

W. Phillip Scott, a director since 1996, is a Certified Public Accountant, who serves as Chairman of the Company's Asset / Liability Management Committee and Budget Committee.

[Photo of Ms. Davis omitted]

Nancy A. Davis has been with the Company and its predecessors since 1977, serving on each Board committee. She has overseen asset growth of more than $900 million.

[Photo of Mr. Fiore omitted]

John S. Fiore President and Chief Executive Officer

Your  investment in Synergy  Financial  Group,  Inc. has performed  very well.

[graphic omitted - graph of stock price performance 2002 - 2006]

In January 2004, shares of common stock previously sold in the September 2002 initial public offering were exchanged for new shares at a ratio of 3.7231, resulting in an adjusted-basis price of $2.69 per share.

A stockholder who purchased shares in Synergy's initial public offering in September 2002 has seen his or her original investment appreciate over 400% through March 1, 2006 (compared to 49% for the S&P 500 average)! Since the Company's second-step offering in January 2004, shares of Synergy Financial Group, Inc. have appreciated 35% (compared to 13% for the S&P 500).

Synergy's Board of Directors has increased the total return on your investment by paying you quarterly cash dividends.

In June 2004, the Company announced its first quarterly cash dividend of $0.04 per share. One year later, Synergy's Board of Directors increased the quarterly cash dividend 25%, to $0.05 per share.

Our Board nominees don't represent ONE group of stockholders - they represent ALL stockholders.

Our Board nominees - including President and Chief Executive Officer John S. Fiore - have served as directors since before our initial public offering. They have guided the Company through two successful stock offerings and the implementation of its strategic plan, which is designed to produce long-term value for ALL stockholders. Our corporate charter and bylaws have not changed since we completed our second-step offering, and our goal remains the same - to create long-term value for all Synergy Financial Group, Inc. stockholders.

Synergy's Board of Directors has utilized shareholder-approved, stock-based compensation plans to align the interests of directors and employees with yours, the Company's stockholders.

PL Capital would have you believe that our directors and officers were given one-time windfalls from the stock benefit plans approved by you in 2003 and 2004. The truth is that these plans were used to encourage directors and employees to maximize the long-term value of your investment in Synergy Financial Group, Inc. through a vesting schedule that requires benefits to be earned gradually, over five-year periods. This is exactly how these programs were initially proposed by your Board of Directors, and exactly why we believe they were approved by you, our stockholders.

PL Capital's hostile actions are unnecessary, costly and disruptive, and may delay or impede our efforts to maximize the value of your investment.

PL Capital's original concern was that it was disappointed with the frequency and amount of stock repurchases. Ironically, we agree that stock repurchases are in Synergy's best interest, and our actions have supported this. In fact, since receiving authorization to repurchase shares from our regulator in 2005, your Board of Directors has authorized three stock repurchase programs, resulting in the purchase of over one million shares in open market transactions through February 28, 2006. The Company has also purchased almost 500,000 shares of common stock in open market transactions to fund stockholder-approved restricted stock plans. Our stock repurchases must take into consideration that we do not have unlimited capital. We believe out repurchase programs have been properly and prudently implemented. Based on our cumulative repurchase of more than 1,500,000 shares of common stock - at a cost of more than $18 million, it's difficult for us to understand this dissident group's motive for a costly and disruptive contest.

The future of your Company is at stake - do not vote for PL  Capital's  nominees
....  throw away the green proxy card!  Remember,  your latest dated proxy is the only one that counts, so return the WHITE proxy card even if you previously mailed a green proxy card.

If you have any questions about voting, please call Georgeson Shareholder toll-free at 1-888-219-8417. If you have questions about why Synergy's nominees are the best choice, we invite you to call Kevin McCloskey in our Investor Relations area at (908) 956-3292.

We have mailed our Proxy Statement and our Annual Report on Form 10-K for the year ended December 31, 2005 to all stockholders entitled to vote at the Meeting. We urge you to read the Proxy Statement because it contains important

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information.  You are also able to obtain our Proxy  Statement free of charge at the website maintained by the Securities and Exchange Commission at www.sec.gov.

Each of the Company's directors may be deemed to be a "participant" in the Company's solicitation of proxies to be used at the Meeting or any adjournment thereof. Our Proxy Statement contains a complete list of our directors and their security holdings of the Company. You may contact us to obtain a free copy of our Proxy Statement.